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Exhibit 99.1


CIT Completes Newcourt Acquisition;
Transaction Creates Largest Publicly Held Commercial Finance Company

LIVINGSTON, NJ, November 15, 1999 --- The CIT Group, Inc. (NYSE:CIT) today announced that it has closed the transaction to acquire all of the outstanding common shares of Newcourt Credit Group Inc. (NYSE,TSE,MSE:NCT). On August 5, 1999, the two companies announced that they had entered into an agreement whereby CIT would acquire Newcourt to create the industry's largest publicly owned commercial finance company.

The acquisition of Newcourt was concluded at the exchange rate of .70 shares of CIT common stock per Newcourt common share. In total, 76,428,304 shares of CIT common stock and 27,577,082 exchangeable shares of CIT Exchangeco Inc. (exchangeable on a one-for-one basis for shares of CIT common stock) were issued in the acquisition.

The combined Company has over $50 billion in managed assets, revenues in excess of $2.2 billion and approximately 8,000 employees working in 26 countries.

"This acquisition represents a significant milestone in CIT's 91-year history," said Albert R. Gamper, Jr., President and CEO. "We have created a dynamic, far-reaching enterprise that is large, strong and exceptionally well-positioned to provide high quality asset-based financing products and services to clients throughout the world."

"To better serve our clients, we have reorganized the Company into six strategic business units in three primary business segments - Equipment Finance, Commercial Finance, and Consumer Finance," said Gamper. "Each unit is headed by a veteran executive team prepared to lead CIT into the next century."

In the equipment finance marketplace, CIT will have four specialized business groups. Equipment Financing, led by Robert J. Merritt, Group CEO, offers middle-market equipment financing and leasing products in a variety of industries including construction, printing, plastics, machine tools, business aircraft and medical equipment. Newcourt Financial's Small Business Lending unit, one of the nation's top SBA lenders in 1999, will also be part of Equipment Financing.

Capital Finance, led by Nikita Zdanow, Group CEO, provides a wide range of leasing and financing products to the commercial aircraft and rail industries. This unit's specialized industry groups provide customized leasing and financing packages for new and used equipment, with a special focus on operating leases, for medium-sized and large corporations, both domestic and international.

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Vendor Technology Finance, formerly Newcourt Financial, will continue to be headed by Bradley D. Nullmeyer, Group CEO. This unit, which is one of the world's leading vendor and technology finance organizations, has built strategic financing alliances with industry-leading equipment vendors.

Structured Finance, formerly Newcourt Capital, continues to be headed by David
D. McKerroll, Group CEO. This unit offers structured corporate finance products and services to major international clients. It finances the acquisition of capital assets and provides infrastructure financing for the corporate and public sector. Special markets include media and telecommunications, as well as project finance.

In the commercial finance segment, Lawrence A. Marsiello, Group CEO, heads CIT's Commercial Finance Group. Its Commercial Services business unit, the largest factoring organization in the industry, recently announced its acquisition of Heller Financial Corporation's domestic factoring business. Its Business Credit unit specializes in debtor-in-possession, acquisition and turnaround financing, and refinancings.

In the consumer finance segment, Thomas B. Hallman, Group CEO, heads CIT's Consumer Finance Group. This Group offers a range of first and second mortgage loans and home equity lines of credit through mortgage brokers and bankers. This unit also works through dealers and other intermediaries to provide retail financing for the purchase of recreation vehicles, manufactured homes and recreational boat products.

Executive management of CIT includes: Albert R. Gamper, Jr., President and Chief Executive Officer; Joseph A. Pollicino, Vice Chairman and Chief Risk Officer; Joseph M. Leone, Executive Vice President and Chief Financial Officer; William M. O'Grady, Executive Vice President and Chief Administrative Officer; and, Ernest D. Stein, Executive Vice President and General Counsel.